Michael D. Malone, Vice Admiral, US Navy, Retired, Appointed To
Intellicheck Mobilisa’s Board of Directors

PORT TOWNSEND, WA – June 30, 2011 – Intellicheck Mobilisa, Inc. (NYSE Amex: IDN), a global leader in access control and wireless security systems, today announced that Michael D. Malone, Vice Admiral, US Navy, Retired, has been appointed to their Board of Directors effective July 1. From November 2004 to February 2011, Admiral Malone was President of Skarven Enterprises, a designer and developer of analytic approaches and technology applications specializing in real time/streaming data fusion and analysis for a variety of applications in government, financial services, auditing, and industry competitive intelligence. During his time at Skarven Enterprises he led the company through a significant period of reorganization and growth, dramatically improving the company’s research and development efforts, production and field support capability while dramatically cutting costs and increasing revenue five-fold. As a result of his efforts, Skarven Enterprises was acquired by The Boeing Company in December 2008. Admiral Malone remained President of the company, as part of the acquisition agreement, until February 2011.

Since leaving the military, Admiral Malone also served as a technical advisor and consultant to Pequot Capital, a venture capital firm, and Environmental Tectonics Corporation, a high-technology simulation and manufacturing company.

“Intellicheck Mobilisa continues to advance the available technology of access control and wireless security as well as retail solutions,” commented Admiral Malone. “I have witnessed the need to develop and implement such technology grow ever more urgent, and I believe this demand will continue to grow in future years. Intellicheck is uniquely positioned to satisfy this need with its innovative line of products, and I believe it has the potential to be the dominant force in this space. I look forward to serving as a director on the board and working with Intellicheck’s management as the company moves ahead.”

Admiral Malone spent 34 years in the United States Navy serving in positions of ever-increasing responsibility. In his last position, he was the Commander of Naval Air Forces, responsible for the training, equipping and readiness of all naval air assets.

Nelson Ludlow, Chairman of the Board, said: “Michael has immense insight in the military and financial spheres as well as the complexities of security technology. We expect to take advantage of his professional acumen and experience as we work to accelerate the introduction of our technology nationwide.”

About Intellicheck Mobilisa

Intellicheck Mobilisa is a leading technology company, developing and marketing wireless technology and identity systems for various applications including: mobile and handheld wireless devices for the government, military and commercial sectors. Products include the Defense ID system, an advanced ID card access control product currently protecting over 80 military and federal locations, and IDCheck, patented technology that instantly reads, analyzes, and verifies encoded data in magnetic stripes and barcodes on government-issue IDs from U.S. and Canadian jurisdictions for the financial, hospitality and retail sectors.

Safe Harbor Statement

Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. When used in this press release, words such as “will,” “believe,” “expect,” “anticipate,” “encouraged” and similar expressions, as they relate to the company or its management, as well as assumptions made by and information currently available to the company’s management identify forward-looking statements. Actual results may differ materially from the information presented here. Additional information concerning forward-looking statements is contained under the heading of risk factors listed from time to time in the company’s filings with the SEC. We do not assume any obligation to update the forward-looking information.

Contact:

Intellicheck Mobilisa, Inc.
Kenna Pope, 360-344-3233 ext. 119
kenna.pope@icmobil.com
or
The Investor Relations Group
James Carbonara, 212-825-3210
or
Media Relations:
Enrique Briz, 212-825-3210